UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 12, 2005

ATA Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

        000-21642                                       35-1617970

        (Commission File Number)                          (IRS Employer Identification No.)

7337 West Washington Street
       Indianapolis, Indiana                                         46231

(Address of Principal Executive Offices)                              (Zip Code)

(317) 247-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers;
        Election of Directors; Appointment of Principal Officers.

Subject to Bankruptcy Court approval of the terms of a proposed severance agreement, J. George Mikelsons, President and Chief Executive Officer of ATA Holdings Corp. (the “Company”), intends to retire from these positions effective August 31, 2005. Mr. Mikelsons will continue to serve as the Company’s non-executive Chairman of the Board until the earlier of the confirmation of the Company’s plan of reorganization or December 31, 2005. According to the terms of the proposed severance package, Mr. Mikelsons will receive severance pay of $650,000.00 payable over a one-year period and will have $400,000.00 of the $625,000.00 he owes to the Company forgiven if he signs a three-year non-compete agreement.

Upon his retirement, Mr. Mikelsons will be succeeded as President and Chief Executive Officer of the Company by John G. Denison. Mr. Denison was named President and Chief Executive Officer of ATA Airlines, Inc. (“ATA”) on February 21, 2005, and will continue to serve in these positions as well. Prior to joining ATA, Mr. Denison served in senior management positions with Southwest Airlines from 1986 to 2001, including Executive Vice President of Corporate Services and Chief Financial Officer. Prior to joining Southwest Airlines, Mr. Denison held various positions with LTV Corporation and Chrysler Corporation.

Effective August 15, 2005, James W. Hlavacek resigned from the Board of Directors of the Company. Mr. Hlavacek retired from his position as Vice Chairman of the Company in May, 2005. The vacancy created by Mr. Hlavacek’s resignation from the Board has been filled by Mr. Denison who was appointed to the Board on August 18, 2005.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATA Holdings Corp.

Date: August 18, 2005            By: /s/ Brian T. Hunt

Name: Brian T. Hunt
Title: Senior Vice President & General Counsel